                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                ---------------

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 1998
                                                ------------------

                                  NORTEK, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



     Delaware                      1-6112                        05-0314991
--------------------------------------------------------------------------------
(State or Other Jurisdiction    (Commission                 (IRS Employer
 of Incorporation)              File Number)                Identification No.)



50 Kennedy Plaza, Providence, RI 02903-2360
--------------------------------------------------------------------------------
            (Address of principal executive offices)     (Zip Code)



Registrant's telephone number:     (401) 751-1600
                              -----------------------------



                                      N/A
(Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets

On July 31, 1998, Nortek, Inc. (the "Company") through a wholly owned subsidiary ("Acquisition Sub"), purchased all of the issued and outstanding capital stock of NuTone, Inc. ("NuTone"), a wholly owned subsidiary of Williams plc for an aggregate purchase price of $242.5 million. In connection with the acquisition, the Company assumed NuTone's operating liabilities (other than intercompany borrowings), including certain liabilities of NuTone concerning post retirement and other benefit obligations. The purchase price is subject to adjustment based on NuTone's net asset value determined as of August 1, 1998. If the final closing net asset value, as determined in accordance with the NuTone purchase agreement, is within the range of $65,100,000 to $67,100,000 (inclusive), then there will be no adjustment to the purchase price. If the final closing net asset value, as determined in accordance with the NuTone purchase agreement, exceeds $67,100,000, then the Company is obligated to pay Williams plc an amount equal to the difference between the final closing net asset value and $67,100,000. If the final closing net asset value is less than $65,100,000, then Williams plc is obligated to pay the Company an amount equal to the difference between $65,100,000 and the final closing net asset value. The purchase price was funded, and any adjustments will be funded, through the use of proceeds from the sale of $210,000,000 8 7/8% Senior Notes which occurred on July 31, 1998, together with a portion of the cash proceeds from the sale of 2,182,500 shares of the Company's common stock which occurred in the second quarter of 1998. The $210,000,000 8 7/8% Senior Notes were sold in a Rule 144A private offering to institutional investors.

Consummation of the acquisition was subject to expiration or termination of the applicable waiting period under the HSR Act. On or about June 29, 1998, after a review of the acquisition by the Federal Trade Commission ("FTC"), and in response to the FTC's concerns about the potential adverse competitive effects the acquisition might have on the market for certain hard-wired intercom systems, Nortek executed an Agreement Containing Consent Order ("FTC Order") providing for the divestiture of the Company's M&S System LP ("M&S") subsidiary, which manufacturers hard-wired intercom systems. The FTC Order was provisionally accepted by the FTC commissioners on July 27, 1998. The FTC Order was placed on the public record on July 27, 1998, and is subject to public comment for a period of 60 days.
Upon the expiration of the comment period, the FTC will decide whether to withdraw, modify or make final its acceptance of the Order.

Under the terms of the FTC Order, the Company must divest, at no minimum price, within six months of the execution of the FTC Order, all of the assets, properties, business and goodwill of M&S (the "M&S Assets"). Any acquirer must be approved by the FTC. If the Company has not divested the M&S assets within the prescribed time, the FTC may appoint a trustee to divest the M&S assets. The Company will be responsible for any costs and expenses incurred by the trustee that are necessary to carry out the trustee's duties. The Company is required to file compliance reports showing that it has fully complied with the order. Violations of the final consent order may result in substantial monetary penalties, which could have a material adverse effect on the Company's business. Notwithstanding the FTC Order, at any time after the consummation of the acquisition, the FTC or the Department of Justice ("DOJ") could take such actions under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the acquisition or seeking divestiture of certain assets of the acquisition. Furthermore, at any time after the consummation of the acquisition, any state could take such action under the antitrust laws as it deems necessary or desirable to the public interest. While the Company does not expect the FTC, the DOJ or any state to challenge the acquisition on antitrust grounds, there is no assurance that such a challenge will not be made or, if made and successful, would not have a material adverse effect on the Company.

Item 7. Financial Statements, Pro Forma Financial
             Information and Exhibits

        (a). Financial Statements of Business Acquired

             The consolidated financial statements of
             Nutone, Inc., and subsidiary as of
             December 31, 1997 and April 4, 1998 and
             for the year ended December 31, 1997 and the three months
          ended March 29, 1997, and April 4, 1998, together with the notes thereto.

(b) Pro Forma Information

          Unaudited As Adjusted and Pro Forma Adjusted Consolidated Balance Sheet as of April 4, 1998, together with Pro Forma and Pro Forma Adjusted Condensed Consolidated Statement of Operations for the year ended December 31, 1997, and the three and twelve months ended April 4, 1998.

(c) Exhibits

    2.1 Stock Purchase and Sale Agreement dated March 9, 1998, between Williams Y&N Holdings, Inc., and NTK Sub, Inc. (incorporated by reference to Exhibit 2 to Form 8-K/A filed March 18, 1998, File No. 1-6112).

    2.2 Amendments No. 1 through No. 9 to Stock Purchase and Sale Agreement dated March 9, 1998, between Williams Y&N Holdings, Inc., and NTK Sub, Inc.

    23.1  Consent of Independent Accountants.

Item 7(a) Financial Statements
of Business Acquired

                           NUTONE INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,     APRIL 4,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                                                (AMOUNTS IN THOUSANDS)
                                         ASSETS
Current assets:
     Cash...................................................   $     840       $   1,393
     Accounts receivable, less allowance for doubtful
      accounts of $1,373 and $1,269.........................      30,304          35,065
     Inventories............................................       4,804           4,706
     Deferred tax asset, current............................       4,880           4,900
     Prepaid expenses and other current assets..............       4,688           5,183
                                                               ---------       ---------
          Total current assets..............................      45,516          51,247
Property, plant and equipment, net..........................      18,212          18,107
Deferred tax asset, noncurrent..............................      14,123          14,398
Other noncurrent assets.....................................         289              --
                                                               ---------       ---------
          Total assets......................................   $  78,140       $  83,752
                                                               =========       =========
                                       LIABILITIES
Current liabilities:
     Accounts payable.......................................   $  23,134       $  15,619
     Payable to Parent and related entities.................      11,508          24,211
     Accrued expenses and other.............................      15,635          14,491
                                                               ---------       ---------
          Total current liabilities.........................      50,277          54,321
Pension liability...........................................      12,883          12,673
Post-retirement medical benefits liability..................      27,820          28,068
Accrued warranty............................................       4,990           5,209
Long-term debt to Parent and related entities...............     131,000         131,000
                                                               ---------       ---------
          Total liabilities.................................     226,970         231,271
                                                               ---------       ---------
Contingencies
                         SHAREHOLDER'S NET INVESTMENT (DEFICIT)
Shareholder's net investment (deficit)......................    (148,830)       (147,519)
                                                               ---------       ---------
          Total liabilities and shareholder's net investment
            (deficit).......................................   $  78,140       $  83,752
                                                               =========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           NUTONE INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              FOR THE       THREE MONTHS   THREE MONTHS
                                                            YEAR ENDED         ENDED          ENDED
                                                           DECEMBER 31,      MARCH 29,       APRIL 4,
                                                               1997             1997           1998
                                                          ---------------   ------------   ------------
                                                                            (UNAUDITED)    (UNAUDITED)
                                                                         (IN THOUSANDS)
Net sales...............................................     $199,072         $46,561        $49,564
Cost of goods sold......................................     (122,897)        (28,874)       (31,811)
                                                             --------         -------        -------
          Gross profit..................................       76,175          17,687         17,753
Selling, general and administrative expenses............      (51,387)        (14,322)       (13,561)
                                                             --------         -------        -------
          Income from operations........................       24,788           3,365          4,192
Other income (expense):
     Interest expense...................................      (11,852)         (3,020)        (3,060)
     Other income, net..................................           42              10             18
                                                             --------         -------        -------
          Income before income taxes....................       12,978             355          1,150
Provision for income taxes..............................       (5,043)           (142)          (460)
                                                             --------         -------        -------
               Net income...............................     $  7,935         $   213        $   690
                                                             ========         =======        =======
Other comprehensive income, net of tax:
     Pension liability adjustment.......................          503             251             --
     Foreign currency translation adjustment............          (49)             --             --
                                                             --------         -------        -------
          Total other comprehensive income..............          454             251             --
                                                             --------         -------        -------
          Comprehensive Income..........................     $  8,389         $   464        $   690
                                                             ========         =======        =======

   The accompanying notes are an integral part of the consolidated financial statements.

                           NUTONE INC. AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF SHAREHOLDER'S NET INVESTMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1997
          AND THE THREE MONTHS ENDED MARCH 29, 1997 AND APRIL 4, 1998

                                                              SHAREHOLDER'S
                                                              NET INVESTMENT
                                                                (DEFICIT)
                                                              --------------
                                                              (IN THOUSANDS)
Balance, December 31, 1996..................................    $(147,062)
Net Income (unaudited)......................................          213
Pension liability adjustment (unaudited)....................          251
Capital contribution from Parent (unaudited)................          304
                                                                ---------
Balance, March 29, 1997 (unaudited).........................    $(146,294)
                                                                =========
Balance, December 31, 1996..................................    $(147,062)
Net income..................................................        7,935
Foreign currency translation adjustment.....................          (49)
Pension liability adjustment................................          503
Capital contribution from Parent............................        2,243
Dividend to Parent..........................................      (12,400)
                                                                ---------
Balance, December 31, 1997..................................     (148,830)
Net Income (unaudited)......................................          690
Capital Contribution from Parent (unaudited)................          621
                                                                ---------
Balance, April 4, 1998 (unaudited)..........................    $(147,519)
                                                                =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           NUTONE INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                         FOR THE         THREE MONTHS    THREE MONTHS
                                                        YEAR ENDED          ENDED           ENDED
                                                       DECEMBER 31,       MARCH 29,        APRIL 4,
                                                           1997              1997            1998
                                                     ----------------    ------------    ------------
                                                                         (UNAUDITED)     (UNAUDITED)
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
     Net income....................................     $   7,935          $    213        $    690
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation expense..........................         3,416               863             835
     Deferred tax provision........................          (555)             (439)           (295)
     Loss on sale of fixed assets..................            16                (2)              6
     (Increase) Decrease in accounts receivable....         3,604             2,886          (4,761)
     (Increase) Decrease in inventories............        (1,065)           (1,035)             98
     (Increase) Decrease in prepaid expenses and
       other current assets........................           339               103            (495)
     Increase (Decrease) in accounts payable.......         3,784            (3,617)         (7,515)
     Increase in accrued expenses..................           583              (579)           (925)
     Increase (Decrease) in pension liability......        (1,119)              158              79
     Increase (Decrease) in post-retirement medical
       benefit liability...........................         1,018               259             248
                                                        ---------          --------        --------
          Net cash provided by operating
            activities.............................        17,956            (1,190)        (12,035)
                                                        ---------          --------        --------
Cash flows from investment activities:
     Proceeds from sale of fixed assets............            11                 7               5
     Capital expenditures..........................       ( 3,663)             (895)           (741)
                                                        ---------          --------        --------
          Net cash used in investing activities....       ( 3,652)             (888)           (736)
                                                        ---------          --------        --------
Cash flows from financing activities:
     Dividends paid to Parent......................       (12,400)               --              --
     Contributions from Parent and related
       entities....................................         2,243               304             621
     Change in amount due to/from Parent and
       related entities............................        (4,250)            2,135          12,703
     Foreign currency translation adjustment.......           (49)               --              --
                                                        ---------          --------        --------
          Net cash used in financing activities....       (14,456)            2,439          13,324
                                                        ---------          --------        --------
Net increase (decrease) in cash....................          (152)              361             553
Cash at beginning of year..........................           992               992             840
                                                        ---------          --------        --------
Cash at end of year................................     $     840          $  1,353        $  1,393
                                                        =========          ========        ========
Supplemental cash flow information:
     Cash paid for interest........................     $  12,141          $    323        $     34
                                                        =========          ========        ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           NUTONE INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  PURPOSE OF FINANCIAL STATEMENTS:

     The financial statements of NuTone Inc. and Subsidiary (the "Company") have been prepared in connection with the proposed sale of the capital stock of the Company by its ultimate parent company, Williams plc ("Williams" or the "Parent"), a U.K. Company, to Nortek, Inc., pursuant to an agreement dated March 9, 1998.

     The consolidated financial statements include the accounts of NuTone Inc. (U.S.) and its wholly owned subsidiary, NuTone Canada Inc.

     Certain properties, while historically part of the Company, have been excluded from these financial statements, as the related assets, liabilities and costs will not be a part of the proposed transaction. These properties, at December 31, 1997, are non-operating and are not material to the Company's financial position or 1997 results of operations.

2.  NATURE OF BUSINESS:

     The Company is principally engaged in the manufacturing and sale of household fixtures, such as ventilation fans and heaters, range hoods, door chimes, bathroom cabinets, and intercom systems. The Company's primary manufacturing operations are located in Cincinnati, Ohio and the Company also has a manufacturing facility in Coppell, Texas. Approximately 99% of its 1997 sales were to customers in the United States and Canada.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The following is a summary of the significant accounting policies followed in the preparation of these consolidated financial statements.

     a. Basis of Presentation: The Company's consolidated financial statements, which have been prepared on the basis of U.S. generally accepted accounting principles, reflect the actual results of operations, financial position, changes in shareholder's net investment, and cash flows as if it were a separate stand-alone entity for all periods presented. The financial statements do not reflect the goodwill resulting from the acquisition of the Company by Williams in 1991, as "push down accounting" has not been utilized.

     General corporate overhead expenses related to Williams' corporate headquarters and common support functions have been allocated to the Company, to the extent such amounts are applicable to the Company, based on the ratio of the Company's budgeted sales to budgeted sales of all companies within the Williams U.S. consolidated group. Management believes these allocations are reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. As a result of the proposed sale described in Note 1, the Company, or the acquirer, will be required to perform certain of these functions using its own resources, or purchased services, and will be responsible for the costs and expenses associated with the management of the Company.

     The financial information included herein may not necessarily reflect the consolidated results of operations, financial position and cash flows of the Company which would have resulted had the Company been a separate, stand-alone entity during the period presented.

     b. Basis of Consolidation: The consolidated financial statements include the accounts of NuTone Inc. and its wholly-owned subsidiary, NuTone Canada Inc. All significant intercompany transactions and accounts have been eliminated.

     c. Foreign Currency Translation: For international operations, assets and liabilities are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates

                           NUTONE INC. AND SUBSIDIARY
prevailing during the year. Translation adjustments, resulting from fluctuations in exchange rates, are included in shareholder's net investment.

     d. Use of Estimates: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     e. Research and Development Expenses: Research and development expenses are charged to operations as incurred. Research and development expense was approximately $1,377,000 for the year ended December 31, 1997.

     f. Inventories: Inventories are stated at the lower of cost or market, with cost being determined on the last in, first out (LIFO) method.

     g. Property, Plant and Equipment: Property, plant and equipment, including the cost of certain tooling, is recorded at cost and depreciated on the straight-line basis over the following useful lives:

Buildings...................................................       40 years
Building improvements.......................................       10 years
Machinery and equipment.....................................  4 to 10 years
Furniture, fixtures and computer equipment..................  5 to 10 years
Tools and dies..............................................        5 years

     Repairs and maintenance expenditures are charged to income as incurred, whereas replacements, betterments and improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

     h. Product Warranty Expense: The estimated amount of product warranty costs is accrued in the period in which the related sale is made.

     i. Advertising Costs: The Company expenses advertising costs the first time the advertising takes place. Advertising expense was $4,942,000 for the year ended December 31, 1997.

     j. Income Taxes: The Company's operations have historically been included in the income tax returns filed by a subsidiary of Williams. However, income tax expense in the Company's consolidated financial statements has been calculated as if the Company had filed separate tax returns for all periods presented.

     The Company is a member of a consolidated U.S. tax group. Under a tax sharing agreement with intermediate and ultimate parent companies, the Company is not charged for taxes on its operations. The Company's current tax provision has been accounted for as a capital contribution.

     k. Statement of Cash Flows: The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                           NUTONE INC. AND SUBSIDIARY

4.  INVENTORIES:

     At December 31, 1997, inventories were as follows:

                                                              (IN THOUSANDS)
Raw materials and work-in-process...........................     $13,738
Finished goods..............................................      14,665
                                                                 -------
                                                                  28,403
Less reserve for LIFO valuation.............................      23,599
                                                                 -------
          Total inventories.................................     $ 4,804
                                                                 =======

5.  PROPERTY, PLANT AND EQUIPMENT:

     At December 31, 1997, property, plant and equipment consisted of:

                                                              (IN THOUSANDS)
Land, building and improvements.............................     $13,828
Machinery and equipment.....................................      20,697
Furniture, fixtures and computer equipment..................       5,997
Tools and dies..............................................      13,999
Construction in progress....................................       3,150
                                                                 -------
                                                                  57,671
Less accumulated depreciation...............................      39,459
                                                                 -------
                                                                 $18,212
                                                                 =======

6.  LONG-TERM DEBT TO SUBSIDIARY OF PARENT COMPANY:

     The Company has a promissory note payable to a wholly-owned subsidiary of the Parent of $131,000,000, due on September 7, 2001. Interest is paid in semi-annual installments in June and December at a rate of 8.5%.

7.  EMPLOYEE BENEFIT PLANS:

     The Company has a defined contribution plan covering predominantly non-union employees of NuTone Inc. (U.S.). Under the Plan, participants can elect to defer up to 10% of their eligible earnings on a pre-tax basis, with the Company matching 50% of the first 5% of deferred earnings. During 1997, the Company's contribution to the plan was $347,000.

     The Company has six noncontributory defined benefit pension plans (the "Plans") covering substantially all employees, with benefits for salaried employees based on years of service and the employee's career compensation, and benefits for hourly paid employees based on years of service. The Company accrues expense for the Plans in accordance with generally accepted accounting principles and makes contributions to the Plans in accordance with an agreed funding policy, which are deductible for federal income tax purposes.

     At December 31, 1997, substantially all of the assets of the defined benefit plans were included with those of other Williams subsidiaries in the United States and held as part of a master trust. Plan assets, as stated below, represent the Company's proportionate share of the net assets of the master trust.

                           NUTONE INC. AND SUBSIDIARY

     The following table sets forth the principal Plans' funded status and amounts recognized in the Company's balance sheet, utilizing information from the latest actuarial valuation date, December 31, 1997:

                                                               NUTONE     NUTONE
                                                               (U.S.)     (U.S.)
                                                              SALARIED    HOURLY
                                                              --------    -------
                                                                (IN THOUSANDS)
Actuarial present value of benefit obligations:
     Accumulated benefit obligation, primarily vested.......  $42,851     $25,383
                                                              =======     =======
Projected benefit obligation for services rendered to
  date......................................................  $46,816     $25,383
Plan assets at fair value, primarily cash equivalents and
  marketable securities.....................................   37,350      23,086
                                                              -------     -------
Projected benefit obligation in excess of plan assets.......    9,466       2,297
Unrecognized net gain (loss) from past experience different
  from that assumed and effects of changes in assumptions...    3,920         723
Unrecognized prior service cost.............................       --      (1,012)
Additional minimum liability................................       --         289
                                                              -------     -------
Accrued pension liability...................................  $13,386     $ 2,297
                                                              =======     =======

     The deferred tax asset associated with employee pensions and other benefits is disclosed in Note 9.

     Net pension expense, reflected in both cost of sales and general and administrative expenses, for the year ended December 31, 1997, included the following components:

                                                               NUTONE     NUTONE
                                                               (U.S.)     (U.S.)
                                                              SALARIED    HOURLY
                                                              --------    -------
                                                                (IN THOUSANDS)
Service cost................................................  $   910     $   363
Interest cost...............................................    3,335       1,851
Actual return on plan assets................................   (4,424)     (2,637)
Net amortization and deferral...............................    1,374         906
                                                              -------     -------
Net pension expense.........................................  $ 1,195     $   483
                                                              =======     =======

     For 1997, the discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.5% and 4.5%, respectively. The expected long-term rate of return on assets was 9%.

8.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

     The Company provides certain medical and life insurance benefits to eligible retired employees. Hourly employees at the Cincinnati, Ohio location covered by a collective bargaining agreement, hired before June 12, 1992, and non-union employees, hired before January 1, 1994, generally become eligible for retiree medical and life insurance benefits on retirement. Pre-age 65 retirees are paid covered medical expenses, including drugs, less deductibles or co-payments. Post-age 65 retiree medical expenses are offset by Medicare benefits.

                           NUTONE INC. AND SUBSIDIARY

     The following table sets forth the funded status and amounts recognized in the Company's balance sheet at December 31, 1997:

                                                              (IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees..................................................     $17,234
  Fully eligible active participants........................       5,347
  Other active participants.................................       5,084
                                                                 -------
          Total unfunded accumulated postretirement benefit
            obligation......................................      27,665
Unrecognized net gain.......................................       1,555
                                                                 -------
  Accrued postretirement benefit obligation.................     $29,220
                                                                 =======

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 8% in 1997, declining by 1% in 1998 and declining by 0.5% thereafter through 2004 to an ultimate rate of 4.0%. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation, as of December 31, 1997, would have increased by $3,570,000. The effect of this change on the sum of the service cost and interest cost components of net periodic postretirement benefit cost for 1997 would have been an increase of $381,000.

     The deferred tax asset associated with employee pensions and other benefits is disclosed in Note 9.

     The components of net periodic postretirement benefit cost for the year ended December 31, 1997 were as follows:

                                                              (IN THOUSANDS)
Service cost................................................      $  431
Interest cost on accumulated post retirement benefit
  obligation................................................       2,064
Net amortization............................................         (26)
                                                                  ------
          Total expense.....................................      $2,469
                                                                  ======

     The discount rate used in determining the accumulated postretirement benefit obligation and net periodic postretirement benefit cost was 7.5% as of December 31, 1997.

9.  INCOME TAXES:

     The following table presents the principal components of the difference between the U.S. federal statutory income tax rate and the effective tax rate for the year ended December 31, 1997:

Federal income tax rate.....................................   35%
Tax effect of foreign losses................................   (1)%
Effect of state and local taxes, net of federal tax.........    5%
                                                              ---
Effective tax rate..........................................   39%
                                                              ===

The Company's tax provision includes a provision for income taxes in foreign tax jurisdictions.

                           NUTONE INC. AND SUBSIDIARY

     The following table presents the U.S. and foreign components of income tax expense for the year ended December 31, 1997:

                                                              (IN THOUSANDS)
Income tax expense (benefit):
     Current:
          Federal...........................................     $ 4,327
          State and local...................................       1,256
          Foreign...........................................          15
     Deferred:
          Federal...........................................        (443)
          State and local...................................        (112)
                                                                 -------
               Total income tax expense.....................     $ 5,043
                                                                 =======

     Deferred income tax liabilities are taxes that the Company expects to pay in future periods. Conversely, deferred income tax assets are tax benefits recognized for expected reductions in future taxes payable. Deferred income taxes arise because of differences in the financial reporting and tax bases of certain assets and liabilities. Deferred income tax assets and liabilities included in the balance sheet at December 31, 1997 were as follows:

                                                              (IN THOUSANDS)
Deferred income tax assets:
     Employee pensions and other benefits...................     $17,804
     Accrued warranty.......................................       2,996
  Balance sheet reserves and allowances.....................       3,258
                                                                 -------
          Total deferred income tax assets..................      24,058
                                                                 -------
Deferred income tax liabilities:
     Property, plant, and equipment.........................       3,997
     Accounts receivable....................................       1,058
                                                                 -------
          Total deferred income tax liabilities.............       5,055
                                                                 -------
          Total net deferred income tax assets..............     $19,003
                                                                 =======

10.  LEASES:

     The Company leases manufacturing and warehouse facilities and other equipment under various operating leases. Total rent expense for the year ended December 31, 1997 was approximately $1,309,000.

     Future minimum rental payments required under all leases that have remaining noncancelable lease terms in excess of one year, as of December 31, 1997, are as follows:

                                                              (IN THOUSANDS)
1998........................................................     $   995
1999........................................................       1,053
2000........................................................         616
2001........................................................         424
Thereafter..................................................          --
                                                                 -------
     Total minimum payments required........................     $ 3,088
                                                                 =======

                           NUTONE INC. AND SUBSIDIARY

11.  RELATED PARTY TRANSACTIONS:

     Management fees charged to the Company by its Parent in 1997 were $1,676,000.

     The Company maintains a revolving loan with a fellow wholly-owned subsidiary of the Parent. The loan has no stated due date and is due and payable upon demand by this subsidiary. The Company is charged interest on outstanding balances, based on the prime rate (8.5% at December 31, 1997), which is payable monthly. In situations where the Company has advanced funds to this subsidiary, it receives interest at the prime rate less 1%. Interest expense, net of interest income, on this revolving loan and on the long-term debt discussed in
Note 6, was $11,852,000 in 1997.

12.  MAJOR CUSTOMER:

     The Company derived approximately 22% of its consolidated net sales from one customer in 1997.

13.  CONTINGENCIES:

     The Company is subject to various investigations, claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

14.  INTERIM FINANCIAL STATEMENTS (UNAUDITED):

     The consolidated financial statements of NuTone Inc. and Subsidiary, in the opinion of Management, include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for each period shown. All adjustments are of a normal and recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. It is suggested that these financial statements be read in conjunction with the consolidated year end financial statements and notes thereto included in the Company's Report on Audit of Consolidated Financial Statements as of December 31, 1997 and for the year then ended.

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), in the first quarter of 1998. SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. The objective of SFAS 130 is to report a measure of all changes in the equity of an enterprise that result from transactions and other economic events of the period other than transactions with shareowners.

     The Financial Accounting Standards Board issued Statements of Financial Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information", and No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The Company has not yet determined what effect, if any, these statements will have.

                          COOPERS & LYBRAND LETTERHEAD

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Williams Y&N Holdings, Inc.
Parent of NuTone Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of NuTone Inc. and Subsidiary (the "Company") as of December 31, 1997, and the related consolidated statements of operations, shareholder's net investment and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NuTone Inc. and Subsidiary as of December 31, 1997 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Cincinnati, Ohio
February 20, 1998

Item 7(b) ProForma Information

                   UNAUDITED PRO FORMA AND PRO FORMA ADJUSTED
                     CONDENSED CONSOLIDATED FINANCIAL DATA

OVERVIEW

     The Unaudited Pro Forma and Pro Forma Adjusted Condensed Consolidated Financial Data for the year ended December 31, 1997 and the three and twelve months ended April 4, 1998 presented herein gives pro forma effect to certain transactions. Transactions for which pro forma information is provided include the sale of $175,000,000 principal amount of 9 1/4% Senior Notes, due March 15, 2007 by the Company (the "9 1/4% Notes"), the sale of $310,000,000 principal amount of 9 1/8% Senior Notes, due September 1, 2007 by the Company (the "9 1/8% Notes"), the acquisition of Ply Gem Industries, Inc. ("Ply Gem") in a tender offer for a share price of $19.50 per outstanding share of common stock by the Company (the "Ply Gem Acquisition"), the sale of 2,182,500 shares of Company common stock for net proceeds of approximately $64,300,000 (the "Common Stock Offering"), the sale of $210,000,000 principal amount of 8 7/8% Senior Notes, due August 1, 2008 by the Company (the "8 7/8% Notes") and the purchase of all of the issued and outstanding capital stock of NuTone, Inc. ("NuTone"), a wholly owned subsidiary of Williams plc for an aggregate purchase price of $242,500,000, subject to adjustment based on NuTone's net asset value on August 1, 1998 as defined in the NuTone purchase agreement (the "NuTone Acquisition").

     The Ply Gem Acquisition and the NuTone Acquisition are accounted for under the purchase method of accounting. With respect to these acquisitions, the information contained herein has been prepared utilizing preliminary purchase price allocations which are subject to refinement until all pertinent information regarding the acquisitions has been obtained. In addition, any cost reductions reflected herein are estimates. The ability to implement such cost reductions could be beyond the control of Nortek, and no assurance can be given that such cost reductions will be achieved. Consequently, actual results could differ materially from those presented. Accordingly, the financial information presented herein is subject to change.

     The financial information entitled "Unaudited Pro Forma" and "Unaudited Pro Forma Adjusted" is not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred during the applicable period, nor does such information purport to be indicative of the results of future operations. Furthermore, such information may not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the acquisitions of Ply Gem and NuTone. In the opinion of management, all adjustments necessary to present fairly, in all material respects, such "Unaudited Pro Forma" and "Unaudited Pro Forma Adjusted" financial information have been made.

     During the second quarter of 1998, the Company sold several nonstrategic assets of Ply Gem including Studley, Sagebrush and Goldenberg. In addition, Nortek has entered into a letter of intent for the sale of the Electronics Group subject to the completion of satisfactory due diligence by the purchaser, expiration or termination of the applicable waiting period under the HSR Act and the negotiation of definitive documentation, which is expected to contain customary terms and conditions. In addition, under the Proposed FTC Order, the disposition of M&S, which is included in the Electronics Group, is subject to the prior approval of the FTC. The following Pro Forma and Pro Forma Adjusted Condensed Consolidated Financial Data does not give effect to the dispositions of businesses that have occurred in 1998 or may occur in the future.

     It is suggested that the Unaudited Pro Forma and Pro Forma Adjusted Condensed Consolidated Financial Data be read in conjunction with the Financial Statements and the Notes included in the Company's latest Annual Report on Form 10-K/A and latest quarterly Financial Statements on Form 10-Q and the audited and unaudited NuTone Consolidated Financial Statements and the Notes thereto included elsewhere herein.

UNAUDITED AS ADJUSTED AND PRO FORMA ADJUSTED CONSOLIDATED BALANCE SHEET

     The Unaudited As Adjusted Consolidated Balance Sheet as of April 4, 1998 has been prepared based upon the unaudited Consolidated Balance Sheet of Nortek as of April 4, 1998 and gives effect to the Common Stock Offering, as if such transaction had occurred on April 4, 1998.

     The Unaudited Pro Forma Adjusted Consolidated Balance Sheet as of April 4, 1998 has been prepared based upon the unaudited Consolidated Balance Sheets of Nortek and of NuTone as of April 4, 1998 and gives pro forma effect to the Common Stock Offering, the 8 7/8% Notes and the NuTone Acquisition, in each case as if such transactions had occurred on April 4, 1998.

UNAUDITED PRO FORMA AND PRO FORMA ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PLY GEM ACQUISITION

     The Unaudited Pro Forma (for Ply Gem) Condensed Consolidated Statement of Operations for the year ended December 31, 1997 and twelve months ended April 4, 1998 have been prepared using Nortek's Audited Consolidated Statement of Operations for the year ended December 31, 1997 (which includes the operations of Ply Gem since August 26, 1997), and Nortek's Unaudited Condensed Consolidated Statements of Operations for the three months ended April 4, 1998 and March 29, 1997, as applicable, and Ply Gem's results of operations for the period from January 1, 1997 through August 25, 1997, as applicable.

     The Unaudited Pro Forma (for Ply Gem) Condensed Consolidated Statement of Operations for the year ended December 31, 1997 and the twelve months ended April 4, 1998 give pro forma effect to, as applicable: (i) the 9 1/4% Notes;
(ii) the 9 1/8% Notes; (iii) the Ply Gem Acquisition; (iv) cost savings that are directly attributable to the Ply Gem Acquisition (the "Ply Gem Acquisition Related Cost Savings"); (v) the Common Stock Offering; and (vi) approximately $22.2 million of charges recorded by Ply Gem prior to the Ply Gem Acquisition, to provide certain valuation reserves and to conform accounting policies to Nortek's, in each case as if such events occurred on January 1, 1997 (collectively, the "Pro Forma Ply Gem Adjustments").

     The information entitled "Pro Forma Adjusted Nortek and Ply Gem" gives pro forma effect to the Pro Forma Ply Gem Adjustments and additional estimated cost savings related to the Ply Gem Acquisition which were achieved through actions taken by Nortek since the completion of the Ply Gem Acquisition (the "Ply Gem Acquisition Additional Cost Savings") and excludes the effect of approximately $22.2 million of charges recorded by Ply Gem prior to the Ply Gem Acquisition as described above.

UNAUDITED PRO FORMA AND PRO FORMA ADJUSTED STATEMENT OF OPERATIONS FOR THE PLY GEM ACQUISITION AND THE NUTONE ACQUISITION

     The Unaudited Pro Forma (for Ply Gem and NuTone) Condensed Consolidated Statement of Operations for the year ended December 31, 1997 and the three and twelve months ended April 4, 1998 have been prepared using, as applicable: (i) Nortek's Audited Consolidated Statement of Operations for the year ended December 31, 1997 (which includes the operations of Ply Gem from August 26, 1997 to December 31, 1997); (ii) Ply Gem's Unaudited Results of Operations for the period January 1, 1997 through August 25, 1997; (iii) NuTone's Audited Consolidated Statement of Operations for the year ended December 31, 1997; (iv) Nortek's Unaudited Condensed Consolidated Statements of Operations for the three months ended April 4, 1998 and March 29, 1997; and (v) NuTone's Unaudited Condensed Consolidated Statements of Operations for the three months ended April 4, 1998 and March 29, 1997.

     The information entitled "Pro Forma Company" gives effect to: (i) the Pro Forma Ply Gem Adjustments; (ii) the NuTone Acquisition; (iii) net savings expected to be achieved from the elimination of fees and charges paid by NuTone to Williams plc and related entities; and (iv) the 8 7/8% Notes.

     The information entitled "Pro Forma Adjusted Company" for the year ended December 31, 1997 and twelve months ended April 4, 1998 gives pro forma effect to items (i) through (iv) of the immediately preceding paragraph, the Ply Gem Acquisition Additional Cost Savings and approximately $15.0 million in annual cost reductions that Nortek estimates can be achieved as a result of the NuTone Acquisition and excludes the effect of approximately $22.2 million of charges recorded by Ply Gem prior to the Ply Gem Acquisition as described above.

     The information entitled "Pro Forma Adjusted Company" for the three months ended April 4, 1998 gives pro forma effect to items (ii) through (iv) described in the second preceding paragraph above and approximately $3.8 million in cost reductions that Nortek estimates can be achieved as a result of the NuTone Acquisition.

                           UNAUDITED AS ADJUSTED AND
                 PRO FORMA ADJUSTED CONSOLIDATED BALANCE SHEET
                                 APRIL 4, 1998
                                 (IN THOUSANDS)

                                                 ADJUSTMENTS
                                                   FOR THE                                                    PRO FORMA
                                     NORTEK         COMMON         NORTEK         NUTONE       PRO FORMA       ADJUSTED
                                   HISTORICAL   STOCK OFFERING   AS ADJUSTED    HISTORICAL    ADJUSTMENTS      COMPANY
                                   ----------   --------------   -----------    ----------    -----------     ----------
                                                         ASSETS

Cash and cash equivalents........  $   81,091      $64,290(a)    $  145,381     $    1,393     ($ 46,258)(a)  $  100,516
Marketable securities available
  for sale.......................      22,210           --           22,210             --            --          22,210
Restricted cash and marketable
  securities.....................       6,368           --            6,368             --            --           6,368
Accounts receivable, net.........     204,487           --          204,487         35,065            --         239,552
Inventories, net.................     186,902           --          186,902          4,706        23,627(b)      215,235
Prepaid expenses.................      11,705           --           11,705          5,183            --          16,888
Other current assets.............      10,854           --           10,854             --            --          10,854
Net assets of discounted
  operation......................      27,065           --           27,065             --            --          27,065
Prepaid income taxes.............      46,800           --           46,800          4,900        (9,451)(c)      42,249
                                   ----------      -------       ----------     ----------     ---------      ----------
        Total current assets.....     597,482       64,290          661,772         51,247       (32,082)        680,937
Property, plant and equipment,
  net............................     240,132           --          240,132         18,107            --         258,239
Goodwill.........................     375,639           --          375,639             --       227,132(d)      602,771
Intangible assets................       8,477           --            8,477             --            --           8,477
Notes receivable and other
  investments....................       9,848           --            9,848             --            --           9,848
Deferred income taxes............      10,476           --           10,476         14,398            --          24,874
Deferred debt expense............      20,556           --           20,556             --         6,504(e)       27,060
Other assets.....................      19,896           --           19,896             --            --          19,896
                                   ----------      -------       ----------     ----------     ---------      ----------
        Total assets.............  $1,282,506      $64,290       $1,346,796     $   83,752     $ 201,554      $1,632,102
                                   ==========      =======       ==========     ==========     =========      ==========

                                        LIABILITIES AND STOCKHOLDERS' INVESTMENT
Notes payable and other short
  term obligations...............  $   13,427      $    --       $   13,427     $       --     $      --      $   13,427
Intercompany borrowings..........          --           --               --         24,211       (24,211)(f)          --
Current maturities of long-term
  debt and capital leases........       5,898           --            5,898             --            --           5,898
Accounts payable.................     115,534           --          115,534         15,619            --         131,153
Accrued expenses and taxes,
  net............................     126,345           --          126,345         14,491            --         140,836
                                   ----------      -------       ----------     ----------     ---------      ----------
        Total current
          liabilities............     261,204           --          261,204         54,321       (24,211)        291,314
Other long term liabilities......      64,152           --           64,152         45,950            --         110,102
Notes, mortgages, capital leases
  and obligations payable less
  current maturities.............     833,459           --          833,459             --       209,246(g)    1,042,705
Long-term intercompany
  borrowings.....................          --           --               --        131,000      (131,000)(h)          --
Preferred stock..................          --           --               --             --            --              --
Common stock.....................      16,213        2,183(i)        18,396             --            --          18,396
Special common stock.............         865           --              865             --            --             865
Additional paid in capital.......     136,736       62,107(j)       198,843             --            --         198,843
Retained earnings (deficit)......      60,266           --           60,266             --            --          60,266
Cumulative translation, pension
  and other......................      (6,033)          --           (6,033)            --            --          (6,033)
Treasury stock-common............     (82,399)          --          (82,399)            --            --         (82,399)
Treasury stock-special common....      (1,957)          --           (1,957)            --            --          (1,957)
                                   ----------      -------       ----------     ----------     ---------      ----------
        Total stockholders'
          investment.............     123,691       64,290          187,981       (147,519)      147,519(k)      187,981
                                   ----------      -------       ----------     ----------     ---------      ----------
            Total liabilities and
              stockholders'
              investment.........  $1,282,506      $64,290       $1,346,796     $   83,752     $ 201,554      $1,632,102
                                   ==========      =======       ==========     ==========     =========      ==========

    See Notes to the Unaudited As Adjusted Pro Forma and Pro Forma Adjusted
                           Consolidated Balance Sheet

                     NOTES TO THE UNAUDITED AS ADJUSTED AND
                 PRO FORMA ADJUSTED CONSOLIDATED BALANCE SHEET
                                 APRIL 4, 1998
                                 (IN THOUSANDS)

                                                              ADJUSTMENTS
                                                                FOR THE
                                                              COMMON STOCK      PRO FORMA
                                                                OFFERING       ADJUSTMENTS
                                                              ------------     -----------
(a) CASH AND CASH EQUIVALENTS
Net proceeds from the Common Stock Offering.................    $64,290         $      --
                                                                =======
Cash payment related to the NuTone Acquisition..............                     (245,500)
Fees, expenses and other costs related to the NuTone
  Acquisition and the 8 7/8% Notes..........................                      (10,004)
                                                                                ---------
                                                                                 (255,504)
                                                                                ---------
Less gross proceeds from the 8 7/8% Notes ..................                      209,246
                                                                                ---------
A portion of the cash proceeds from the Common Stock
  Offering, used to partially fund the NuTone Acquisition...                    $ (46,258)
                                                                                =========
(b) INVENTORIES, NET
Increase in inventories to estimated fair market value in
  connection with the NuTone Acquisition....................                    $  23,627
                                                                                =========
(c) DEFERRED INCOME TAXES
Deferred income taxes related to the NuTone Acquisition.....                    $  (9,451)
                                                                                =========
(d) GOODWILL
Additional costs in excess of net assets acquired in
  connection with the NuTone Acquisition....................                    $ 227,132
                                                                                =========
(e) DEFERRED DEBT EXPENSE
Financing costs related to the 8 7/8% Notes.................                    $   6,504
                                                                                =========
(f) INTERCOMPANY BORROWINGS
Eliminate intercompany borrowings not assumed in connection
  with the NuTone Acquisition...............................                    $ (24,211)
                                                                                =========
(g) NOTES, MORTGAGES, CAPITAL LEASES AND OBLIGATIONS PAYABLE
  LESS CURRENT MATURITIES
Issuance of the 8 7/8% Notes................................                    $ 209,246
                                                                                =========
(h) LONG-TERM INTERCOMPANY BORROWINGS
Eliminate intercompany borrowings not assumed in connection
  with the NuTone Acquisition...............................                    $(131,000)
                                                                                =========
(i) COMMON STOCK
Sale of 2,182,500 shares of Common Stock, $1.00 par value
  per share.................................................    $ 2,183
                                                                =======
(j) ADDITIONAL PAID-IN CAPITAL
Additional paid-in capital related to the Common Stock
  Offering..................................................    $62,107
                                                                =======
(k) TOTAL STOCKHOLDERS' INVESTMENT
Eliminate NuTone's stockholders' deficit in connection with
  the NuTone Acquisition....................................                    $ 147,519
                                                                                =========

       UNAUDITED PRO FORMA AND PRO FORMA ADJUSTED(FOR PLY GEM AND NUTONE)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  PRO FORMA
                                    NORTEK                                                               PRO FORMA
                                     AND         NUTONE      PRO FORMA      PRO FORMA    ADDITIONAL       ADJUSTED
                                   PLY GEM     HISTORICAL   ADJUSTMENTS      COMPANY     ADJUSTMENTS      COMPANY
                                  ---------    ----------   -----------     ---------    -----------     ---------
Net sales.......................  $1,650,052    $199,072      $    --       $1,849,124    $     --       $1,849,124
Cost and expenses:
    Cost of products sold.......   1,256,349     122,897           --        1,379,246     (11,500)(e)    1,367,746
    Amortization of acquired
      goodwill..................      11,090          --        5,678(a)        16,768          --           16,768
    Selling, general and
      administrative expense....     311,542      51,387       (1,746)(b)      361,183     (39,761)(f)      321,422
                                  ----------    --------      -------       ----------    --------       ----------
                                   1,578,981     174,284        3,932        1,757,197     (51,261)       1,705,936
                                  ----------    --------      -------       ----------    --------       ----------
Operating earnings (loss).......      71,071      24,788       (3,932)          91,927      51,261          143,188
Interest expense................     (77,793)    (11,852)      (7,483)(c)      (97,128)         --          (97,128)
Investment income...............       7,489          42           --            7,531          --            7,531
                                  ----------    --------      -------       ----------    --------       ----------
Earnings (loss) from continuing
  operations before provision
  (benefit) for income taxes....         767      12,978      (11,415)           2,330      51,261           53,591
Provision (benefit) for income
  taxes.........................       2,271       5,043       (1,470)(d)        5,844      19,720(g)        25,564
                                  ----------    --------      -------       ----------    --------       ----------
Earnings (loss) from continuing
  operations....................  $   (1,504)   $  7,935      $(9,945)      $   (3,514)   $ 31,541       $   28,027
                                  ==========    ========      =======       ==========    ========       ==========
EARNINGS (LOSS) PER SHARE AS
  ADJUSTED FOR THE COMMON STOCK
  OFFERING:
Earnings (loss) from continuing
  operations:
    Basic.......................  $     (.13)                               $     (.30)                  $     2.38
    Diluted.....................        (.13)                                     (.30)                        2.33
Weighted average number of
  shares:
    Basic.......................      11,788                                    11,788                       11,788
    Diluted.....................      12,038                                    12,038                       12,038

  See Notes to the Unaudited Pro Forma and Pro Forma Adjusted (For Ply Gem and
             Nutone) Condensed Consolidated Statement of Operations

      UNAUDITED PRO FORMA AND PRO FORMA ADJUSTED (FOR PLY GEM AND NUTONE)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THREE MONTHS ENDED APRIL 4, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    NORTEK                                                               PRO FORMA
                                      AS         NUTONE      PRO FORMA      PRO FORMA    ADDITIONAL       ADJUSTED
                                   ADJUSTED    HISTORICAL   ADJUSTMENTS      COMPANY     ADJUSTMENTS      COMPANY
                                   --------    ----------   -----------     ---------    -----------     ---------
Net sales.......................  $  392,468    $ 49,564      $    --       $  442,032    $     --       $  442,032
Cost and expenses:
    Cost of products sold.......     294,654      31,811           --          326,465          --          326,465
    Amortization of acquired
      goodwill..................       2,560          --        1,420(a)         3,980          --            3,980
    Selling, general and
      administrative expense....      75,561      13,561         (482)(b)       88,640      (3,750)(f)       84,890
                                  ----------    --------      -------       ----------    --------       ----------
                                     372,775      45,372          938          419,085      (3,750)         415,335
                                  ----------    --------      -------       ----------    --------       ----------
Operating earnings (loss).......      19,693       4,192         (938)          22,947       3,750           26,697
Interest expense................     (19,458)     (3,060)      (1,774)(c)      (24,292)         --          (24,292)
Investment income...............       2,265          18           --            2,283          --            2,283
                                  ----------    --------      -------       ----------    --------       ----------
Earnings (loss) from continuing
  operations before provision
  for income taxes..............       2,500       1,150       (2,712)             938       3,750            4,688
Provision for income taxes......       1,200         460         (279)(d)        1,381       1,500(g)         2,881
                                  ----------    --------      -------       ----------    --------       ----------
Earnings (loss) from continuing
  operations....................  $    1,300    $    690      $(2,433)      $     (443)   $  2,250       $    1,807
                                  ==========    ========      =======       ==========    ========       ==========
EARNINGS PER SHARE AS ADJUSTED
  FOR THE COMMON STOCK OFFERING:
Earnings from continuing
  operations:
    Basic.......................  $      .11                                $     (.04)                  $      .15
    Diluted.....................         .11                                      (.04)                         .15
Weighted average number of
  shares:
    Basic.......................      11,723                                    11,723                       11,723
    Diluted.....................      11,893                                    11,893                       11,893

  See Notes to the Unaudited Pro Forma and Pro Forma Adjusted (For Ply Gem and
             NuTone) Condensed Consolidated Statement of Operations

      UNAUDITED PRO FORMA AND PRO FORMA ADJUSTED (FOR PLY GEM AND NUTONE)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED APRIL 4, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  PRO FORMA
                                    NORTEK                                                               PRO FORMA
                                     AND         NUTONE      PRO FORMA      PRO FORMA    ADDITIONAL       ADJUSTED
                                   PLY GEM     HISTORICAL   ADJUSTMENTS      COMPANY     ADJUSTMENTS      COMPANY
                                  ---------    ----------   -----------     ---------    -----------     ---------
Net sales.......................  $1,685,470    $202,075     $     --       $1,887,545    $     --       $1,887,545
Cost and expenses:
    Cost of products sold.......   1,278,519     125,834           --        1,404,353     (11,500)(e)    1,392,853
    Amortization of acquired
      goodwill..................      10,739          --        5,678(a)        16,417          --           16,417
    Selling, general and
      administrative expense....     320,132      50,626       (1,754)(b)      369,004     (36,083)(f)      332,921
                                  ----------    --------     --------       ----------    --------       ----------
                                   1,609,390     176,460        3,924        1,789,774     (47,583)       1,742,191
                                  ----------    --------     --------       ----------    --------       ----------
Operating earnings (loss).......      76,080      25,615       (3,924)          97,771      47,583          145,354
Interest expense................     (77,559)    (11,892)      (7,443)(c)      (96,894)         --          (96,894)
Investment income...............       8,358          50           --            8,408          --            8,408
                                  ----------    --------     --------       ----------    --------       ----------
Earnings (loss) from continuing
  operations before provision
  (benefit) for income taxes....       6,879      13,773      (11,367)           9,285      47,583           56,868
Provision (benefit) for income
  taxes.........................       4,092       5,361       (1,452)(d)        8,001      18,433(g)        26,434
                                  ----------    --------     --------       ----------    --------       ----------
Earnings (loss) from continuing
  operations....................  $    2,787    $  8,412     $ (9,915)      $    1,284    $ 29,150       $   30,434
                                  ==========    ========     ========       ==========    ========       ==========
EARNINGS PER SHARE AS ADJUSTED
  FOR THE COMMON STOCK OFFERING:
Earnings from continuing
  operations:
    Basic.......................  $      .24                                $      .11                   $     2.60
    Diluted.....................         .23                                       .11                         2.56
Weighted average number of
  shares:
    Basic.......................      11,723                                    11,723                       11,723
    Diluted.....................      11,893                                    11,893                       11,893

  See Notes to the Unaudited Pro Forma and Pro Forma Adjusted (For Ply Gem and
             NuTone) Condensed Consolidated Statement of Operations

                      NOTES TO THE UNAUDITED PRO FORMA AND
                  PRO FORMA ADJUSTED (FOR PLY GEM AND NUTONE)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                  THREE MONTHS    TWELVE MONTHS
                                                                 YEAR ENDED           ENDED           ENDED
                                                              DECEMBER 31, 1997   APRIL 4, 1998   APRIL 4, 1998
                                                              -----------------   -------------   -------------
(a) AMORTIZATION OF ACQUIRED GOODWILL
Amortization of goodwill over 40 years related to the
  NuTone Acquisition........................................      $  5,678          $  1,420        $  5,678
                                                                  ========          ========        ========
(b) SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
Elimination of management fees and other charges paid by
  NuTone to Williams plc and related entities, net of
  estimated incremental Nortek management costs.............      $ (1,746)         $   (482)       $ (1,754)
                                                                  ========          ========        ========
(c) INTEREST EXPENSE
Interest expense related to the 8 7/8% Notes................      $(18,637)         $ (4,659)       $(18,637)
Amortization of debt issuance costs related to the
  Offering..................................................          (649)             (162)           (649)
Amortization of debt discount related to the 8 7/8% Notes...           (49)              (13)            (49)
Reduction of interest expense related to intercompany
  borrowings not assumed in the NuTone Acquisition..........        11,852             3,060          11,892
                                                                  --------          --------        --------
                                                                  $ (7,483)         $ (1,774)       $ (7,443)
                                                                  ========          ========        ========
(d) PROVISION (BENEFIT) FOR INCOME TAXES
Net provision (benefit) for income taxes related to notes
  (b) and (c) above.........................................      $ (1,470)         $   (279)       $ (1,452)
                                                                  ========          ========        ========
(e) COST OF PRODUCTS SOLD
Elimination of charges recorded by Ply Gem prior to the Ply
  Gem Acquisition, to provide certain valuation reserves and
  to conform accounting policies to Nortek's................      $(11,500)         $     --        $(11,500)
                                                                  ========          ========        ========
(f) SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
Estimated Ply Gem Acquisition Additional Cost Savings.......      $(14,061)         $     --        $(10,383)
Elimination of charges recorded by Ply Gem prior to the Ply
  Gem Acquisition, to provide certain valuation reserves and
  to conform accounting policies to Nortek's................       (10,700)               --         (10,700)
Estimated cost reductions related to the NuTone
  Acquisition...............................................       (15,000)           (3,750)        (15,000)
                                                                  --------          --------        --------
                                                                  $(39,761)         $ (3,750)       $(36,083)
                                                                  ========          ========        ========
(g) PROVISION FOR INCOME TAXES
Tax provisions on the Ply Gem additional cost savings and
  reductions and eliminations of charges recorded by Ply Gem
  referred to in notes (e) and (f) above....................      $ 13,891          $     --        $ 12,604
Tax provision related to the estimated cost reductions as
  referred to in note (f) above.............................         5,829             1,500           5,829
                                                                  --------          --------        --------
                                                                  $ 19,720          $  1,500        $ 18,433
                                                                  ========          ========        ========

            UNAUDITED PRO FORMA AND PRO FORMA ADJUSTED (FOR PLY GEM)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      PRO FORMA
                                                                          PRO FORMA                    ADJUSTED
                                NORTEK        PLY GEM       PRO FORMA     NORTEK AND   ADDITIONAL     NORTEK AND
                              HISTORICAL   HISTORICAL(a)   ADJUSTMENTS     PLY GEM     ADJUSTMENTS     PLY GEM
                              ----------   -------------   -----------    ----------   -----------    ----------
Net sales...................  $1,134,129     $515,923       $     --      $1,650,052    $     --      $1,650,052
Cost and expenses:
    Cost of products sold...     826,453      431,196         (1,300)(b)   1,256,349     (11,500)(h)   1,244,849
    Amortization of acquired
      goodwill..............       5,319          976          4,795(c)       11,090          --          11,090
    Selling, general and
      administrative
      expense...............     219,376       99,912         (7,746)(d)     311,542     (24,761)(i)     286,781
                              ----------     --------       --------      ----------    --------      ----------
                               1,051,148      532,084         (4,251)      1,578,981     (36,261)      1,542,720
                              ----------     --------       --------      ----------    --------      ----------
Operating earnings (loss)...      82,981      (16,161)         4,251          71,071      36,261         107,332
Interest expense............     (50,210)      (5,696)       (21,887)(e)     (77,793)         --         (77,793)
Investment income...........       9,929          302         (2,742)(f)       7,489          --           7,489
                              ----------     --------       --------      ----------    --------      ----------
Earnings (loss) from
  continuing operations
  before provision (benefit)
  for income taxes..........      42,700      (21,555)       (20,378)            767      36,261          37,028
Provision (benefit) for
  income taxes..............      16,300       (8,484)        (5,545)(g)       2,271      13,891(j)       16,162
                              ----------     --------       --------      ----------    --------      ----------
Earnings (loss) from
  continuing operations.....  $   26,400     $(13,071)      $(14,833)     $   (1,504)   $ 22,370      $   20,866
                              ==========     ========       ========      ==========    ========      ==========
EARNINGS (LOSS) PER SHARE AS
  ADJUSTED FOR THE COMMON
  STOCK OFFERING:
Earnings (loss) from
  continuing operations:
    Basic...................  $     2.24                                  $     (.13)                 $     1.77
    Diluted.................        2.19                                        (.13)                       1.73
Weighted average number of
  shares:
    Basic...................      11,788                                      11,788                      11,788
    Diluted.................      12,038                                      12,038                      12,038

   See Notes to the Unaudited Pro Forma and Pro Forma Adjusted (For Ply Gem)
                 Condensed Consolidated Statement of Operations

            UNAUDITED PRO FORMA AND PRO FORMA ADJUSTED (FOR PLY GEM)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED APRIL 4, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      PRO FORMA
                                                                          PRO FORMA                    ADJUSTED
                                NORTEK        PLY GEM       PRO FORMA     NORTEK AND   ADDITIONAL     NORTEK AND
                              HISTORICAL   HISTORICAL(a)   ADJUSTMENTS     PLY GEM     ADJUSTMENTS     PLY GEM
                              ----------   -------------   -----------    ----------   -----------    ----------
Net sales...................  $1,332,359     $353,111       $     --      $1,685,470    $     --      $1,685,470
Cost and expenses:
    Cost of products sold...     984,121      295,198           (800)(b)   1,278,519     (11,500)(h)   1,267,019
    Amortization of acquired
      goodwill..............       7,167          610          2,962(c)       10,739          --          10,739
    Selling, general and
      administrative
      expense...............     251,859       73,065         (4,792)(d)     320,132     (21,083)(i)     299,049
                              ----------     --------       --------      ----------    --------      ----------
                               1,243,147      368,873         (2,630)      1,609,390     (32,583)      1,576,807
                              ----------     --------       --------      ----------    --------      ----------
Operating earnings (loss)...      89,212      (15,762)         2,630          76,080      32,583         108,663
Interest expense............     (62,345)      (4,028)       (11,186)(e)     (77,559)         --         (77,559)
Investment income...........      10,733          148         (2,523)(f)       8,358          --           8,358
                              ----------     --------       --------      ----------    --------      ----------
Earnings (loss) from
  continuing operations
  before provision (benefit)
  for income taxes..........      37,600      (19,642)       (11,079)          6,879      32,583          39,462
Provision (benefit) for
  income taxes..............      14,600       (7,623)        (2,885)(g)       4,092      12,604(j)       16,696
                              ----------     --------       --------      ----------    --------      ----------
Earnings (loss) from
  continuing operations.....  $   23,000     $(12,019)      $ (8,194)     $    2,787    $ 19,979      $   22,766
                              ==========     ========       ========      ==========    ========      ==========
EARNINGS PER SHARE AS
  ADJUSTED FOR THE COMMON
  STOCK OFFERING:
Earnings from continuing
  operations:
    Basic...................  $     1.96                                  $      .24                  $     1.94
    Diluted.................        1.93                                         .23                        1.91
Weighted average number of
  shares:
    Basic...................      11,723                                      11,723                      11,723
    Diluted.................      11,893                                      11,893                      11,893

   See Notes to the Unaudited Pro Forma and Pro Forma Adjusted (For Ply Gem)
                 Condensed Consolidated Statement of Operations

                      NOTES TO THE UNAUDITED PRO FORMA AND
                        PRO FORMA ADJUSTED (FOR PLY GEM)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED    TWELVE MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1997       APRIL 4, 1998
                                                              ------------   -------------
(a) PLY GEM HISTORICAL
Amounts for the year ended December 31, 1997 include the
  unaudited results of Ply Gem for the period from January
  1, 1997 to August 25, 1997. Amounts for the twelve months
  ended April 4, 1998 include the unaudited results of Ply
  Gem for the period from April 1, 1997 to August 25, 1997.

(b) COST OF PRODUCTS SOLD
Change in estimated lives of property, plant and equipment
  offset by increased depreciation over 10 years due to
  increase in Property, Plant and Equipment to estimated
  fair value................................................    $ (1,300)      $   (800)
                                                                ========       ========
(c) AMORTIZATION OF ACQUIRED GOODWILL
Increase amortization of goodwill over 40 years due to the
  Ply Gem Acquisition.......................................    $  4,795       $  2,962
                                                                ========       ========
(d) SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
Estimated Ply Gem Acquisition Related Cost Savings..........    $ (3,983)      $ (2,316)
Reduction of goodwill and intangible amortization included
  in Ply Gem's selling, general and administrative
  expense...................................................      (1,733)        (1,055)
Decrease due to termination and repurchase of amounts
  outstanding under Ply Gem's accounts receivable
  securitization program....................................      (2,030)        (1,421)
                                                                --------       --------
                                                                $ (7,746)      $ (4,792)
                                                                ========       ========
(e) INTEREST EXPENSE
Interest expense related to the 9 1/4% Notes................    $ (3,438)      $     --
Amortization of related debt issuance costs of the 9 1/4%
  Notes.....................................................        (106)            --
Reduction of interest expense related to debt refinanced
  with a portion of the proceeds from the 9 1/4% Notes......       1,143            341
Interest expense related to the 9 1/8% Notes................     (18,495)       (11,423)
Amortization of related debt discount and issuance costs of
  the 9 1/8% Notes..........................................        (771)          (476)
Interest expense at an assumed average rate of 6.85% on
  indebtedness outstanding under the Ply Gem Credit
  Facility..................................................      (4,971)        (3,070)
Reduction in interest expense related to the refinancing of
  Ply Gem indebtedness at the date of the Ply Gem
  Acquisition...............................................       4,751          3,442
                                                                --------       --------
                                                                $(21,887)      $(11,186)
                                                                ========       ========
(f) INVESTMENT INCOME
Reduction in interest income on marketable securities sold
  to fund the Ply Gem Acquisition and related
  transactions..............................................    $ (2,742)      $ (2,523)
                                                                ========       ========
(g) PROVISION (BENEFIT) FOR INCOME TAXES
Net benefit for income taxes related to notes (b), (d), (e)
  and (f) above.............................................    $ (5,545)      $ (2,885)
                                                                ========       ========
(h) COST OF PRODUCTS SOLD
Elimination of charges recorded by Ply Gem prior to the Ply
  Gem Acquisition, to provide certain valuation reserves and
  to conform accounting policies to Nortek's................    $(11,500)      $(11,500)
                                                                ========       ========

                                                               YEAR ENDED    TWELVE MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1997       APRIL 4, 1998
                                                              ------------   -------------
(i) SELLING, GENERAL AND ADMINISTRATIVE EXPENSE
Estimated Ply Gem Acquisition Additional Cost Savings.......    $(14,061)      $(10,383)
Elimination of charges recorded by Ply Gem prior to the Ply
  Gem Acquisition, to provide certain valuation reserves and
  to conform accounting policies to Nortek's................     (10,700)       (10,700)
                                                                --------       --------
                                                                $(24,761)      $(21,083)
                                                                ========       ========
(j) PROVISION FOR INCOME TAXES
Net provision for income taxes related to notes (h) and (i)
  above.....................................................    $ 13,891       $ 12,604
                                                                ========       ========

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report be signed on its behalf of the undersigned hereunto duly authorized.


                                        NORTEK, INC.

Date: August 12, 1998                   By: /s/ Almon C. Hall
                                        ---------------------------


                                        Almon C. Hall
                                        Vice President - Controller